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                                                                    Exhibit 99.3


[LOGO] Western Resources/R/                             Media contact:
                                                        Corporate Communications
                                                        Phone: 785.575.8401
                                                        FAX: 785.575.6399
                                                        News@wr.com


                        WESTAR INDUSTRIES NOTIFIES ONEOK
                           OF INTENTION TO SELL SHARES

         TOPEKA, Kan., May 30, 2002 - Westar Industries, Inc., a subsidiary of Topeka, Kan.-based Western Resources, Inc. (NYSE:WR), today gave notice pursuant to a shareholder agreement with ONEOK, Inc. (NYSE:OKE) of its intention to sell all of the common stock and preferred stock of ONEOK owned by Westar Industries.

         As a result of this notice having been given, ONEOK or its designee has the right to purchase the common stock and preferred stock at a cash sales price of $21.77 per share for a period ending on the later of 90 days after May 30, 2002 and 30 days from the date of receipt of all necessary regulatory approvals, but in no event later than 180 days after May 30, 2002. If ONEOK does not purchase the stock during such period, Westar Industries may sell the stock within a 16 month period thereafter.

                                      -30-

         Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $6.6 billion, including security company holdings through ownership of

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Protection One (NYSE: POI) and Protection One Europe, which have more than 1.2 million security customers. Western Resources provides electric utility services as Westar Energy to about 640,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

         For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

         Forward-looking statements: Certain matters discussed here and elsewhere in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc., from our electric utility businesses and the consummation of the acquisition of our electric operations by Public Service Company of New Mexico, compliance with debt covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One's financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation; ongoing municipal, state and federal activities, such as the Wichita municipalization efforts; future economic conditions; legislative and regulatory developments; competitive markets; and other circumstances affecting anticipated operations, sales and costs.